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                                                                    Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Agreement is made as of the latest date indicated below between Emplifi, Inc., a Pennsylvania corporation (hereinafter called the "Company"), iGate Capital Corporation, Inc. a Pennsylvania Corporation (hereinafter called "Parent")and the undersigned employee, Steven J. Shangold (hereinafter called the "Executive").

     WHEREAS, this Agreement is a term and condition of Executive's employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

     WHEREAS, this Agreement is necessary for the protection of the legitimate and protectible business interests of Company and its Affiliates (as hereinafter defined) in their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

     NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

     1.  DEFINITIONS. As used herein:
         -----------

          (a) "Affiliate" shall mean and include Parent and any corporation, trade or business which is, as of the date of this Agreement, with Company, part of a group of corporations, trades or businesses connected through common ownership with Parent, where more than 50% of the stock or other equity interests of each member of the group (other than Parent) are owned, directly or indirectly, by one or more other members of the group.

          (b) "Confidential Information" shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company's and its Affiliates' accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company's or any Affiliate's affairs that is not public information.

          (c) "Customer(s)" shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive's access to Company's and its Affiliates' business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated

                                                                 (Initial     )
                                                                         -----
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during the one (1) year period preceding the termination of Executive's employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive's employment.

          (d) "Competing Business" shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

     2.  DUTIES. Executive, who is employed in the position set forth on
         ------
Schedule A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive's duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive's best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive's business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the term of this Agreement, Executive will not engage in any other business for Executive's own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company, which shall not be unreasonably withheld. Executive's duties shall be performed at Company's offices in Pittsburgh, Pennsylvania, reasonable periods of business travel excepted.

     3.  COMPENSATION.  Executive's compensation as of the date of this
         ------------
Agreement is as set forth on Schedule A hereto. Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to Company or any Affiliate (including, without limitation, repayment of any amount loaned to Executive by Company or any Affiliate). For purposes of calculating Revenue and Usable Net Cash Flow as defined in the attached Exhibit "A" and A-1, the Revenue and Usable Net Cash Flow of Chen & McGinley Inc, shall be combined with that of Emplifi, Inc.

     4.  BENEFITS.  Executive is eligible for the standard Company benefits,
         --------
which may be modified by Company at any time or from time to time in accordance with the terms of Company's applicable benefit plans and policies. Executive shall also be entitled to reimbursement of business-related expenses in accordance with Company's standard policies concerning reimbursement of such expenses.

     5.  POLICIES AND PRACTICES.  Executive agrees to abide by all Company
         ----------------------
rules, regulations, policies, practices and procedures, of which he shall be given notice by Company, which Company may amend from time to time.


                                                                 (Initial     )
                                                                         -----

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     6.  AGREEMENT NOT TO COMPETE.  In order to protect the business interests
         ------------------------
and good will of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive's employment for any reason, Executive will not:

          (a) directly or indirectly contact any Customer for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

          (b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

          (c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

          (d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive's employment.

     Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company's and its Affiliates' products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company's and the Affiliates' businesses.

     In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive's agreement to the restrictive covenants set forth in this

                                                                 (Initial     )
                                                                         -----

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Paragraph 6, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive's signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive's continued employment with Company.

     7.  NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.  The Executive
         ----------------------------------------------------
covenants and agrees during Executive's employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive's employment. Executive will not use any Confidential Information for any purpose or for Executive's personal benefit other than in the course and within the scope of Executive's employment. Executive agrees to sign and abide by the terms and conditions of Company's Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule B and incorporated as though fully set forth herein.

     8.  TERMINATION.  This Agreement may be terminated by either party with or
         -----------
without cause under the following conditions:

          (a) With Cause Termination.  Executive may be terminated from
              ----------------------
employment with "cause." "Cause" shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct which brings Company or any Affiliate into public disgrace or disrepute and that is demonstrably and materially injurious to the business interest of the Company or any Affiliate, (iii) substantial or continued unwillingness to perform duties as reasonably directed by Executive's supervisors or Company's Board of Directors;
(iv) gross negligence or deliberate misconduct; or (v) any material breach of paragraph 6 or 7 of this Agreement, or Executive's Confidential Information and Intellectual Property Protection Agreement. In the event that Executive is terminated with "cause," Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary nad benefits (excluding options) earned through the date of termination. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with cause.

          (b) Without Cause; Resignation.  In the event that Executive's
              --------------------------
employment is terminated by Company without cause, or in the event that Executive's employment terminates due to his death, permanent and total disability or voluntary resignation from employment with Company (other than any resignation which occurs after Executive engages in conduct which would constitute grounds for termination with cause or following which Executive engages in actions which would constitute a material breach of his obligations under paragraph 6 or 7 of this Agreement), Executive will be paid (less appropriate tax withholding or health care premium deductions) in accordance with the schedule set forth in Schedule "C" ("Separation Payments"). Executive shall be entitled to continue his coverage under any Company group medical plan (including, without limitation, dental or vision coverage, if applicable) as required under the federal-law "COBRA" requirements (subject to such obligation to pay the applicable premium


                                                                 (Initial     )
                                                                         -----

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for such coverage as may be required by Company in accordance with COBRA), such coverage to continue until the earlier of (i) the end of the maximum coverage period required to be extended to Executive and any related qualified beneficiary under COBRA or (ii) the occurrence of an event which would, under COBRA, require earlier termination of coverage (e.g., the Executive obtains medical coverage from a successor employer). Executive shall not be entitled to any post-termination payments or benefits other than those stated herein. Executive acknowledges Executive's continuing obligations under this Agreement including, but not limited to paragraphs 6 and 7, in the event that Executive is terminated without cause or resigns from employment. Executive further acknowledges that the payment of any separation pay under this Agreement is conditioned upon Executive first signing an agreement and release of all claims against Company in the form attached hereto as Schedule D (or such other form acceptable to Company).

9.  TERM.  Executive's employment shall continue from year to year or until such
    ----
employment is terminated in accordance with the provisions of Paragraph 8. Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company for any specified or intended term, and that his employment may be terminated by Company at any time.

10.  EQUITABLE RELIEF; FEES AND EXPENSES.  Executive stipulates and agrees that
     -----------------------------------
any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. In the event Company or any Affiliate obtains any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing Company or Affiliate for all costs associated with obtaining the relief, including reasonable attorneys' fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company's or Affiliate's rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

     11.  EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS.  In
          --------------------------------------------------------
consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive and Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive's recruitment, employment with, or termination of employment from

                                                                 (Initial     )
                                                                         -----

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Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

     In consideration of Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company may, at any time within 60 days of the service of Executive's complaint upon Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive's recruitment, employment or termination of employment by Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker's Compensation Claims.

     THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

     12.  AMENDMENTS.  No supplement, modification, amendment or waiver of the
          ----------
terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

     13.  ACKNOWLEDGMENTS OF EXECUTIVE.  Executive hereby acknowledges and
          ----------------------------
agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement;
(e) Executive's covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive's receipt of the consideration provided herein.

                                                                 (Initial     )
                                                                         -----

     14.  FULL UNDERSTANDING. Executive acknowledges that Executive has been
          ------------------
afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

     15.  ENTIRE AGREEMENT. This Agreement supercedes all prior agreements,
          ----------------
written or oral, between Company or Affiliates and Executive concerning the subject matter hereof, including, without limitation that certain agreement dated as of December 8, 1996 between Mastech Systems Company (predecessor to Parent) and Executive.

     16.  SEVERABILITY.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive's employment with Company for any reason.

     17.  OTHER AGREEMENTS.  Executive represents and warrants that Executive is
          ----------------
not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive's right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive's prior employer(s) in the performance of Executive's duties herein and is not subject to any other restrictive covenants or non-competition agreements.

     18.  CHOICE OF LAW, JURISDICTION AND VENUE.  The parties agree that this
          -------------------------------------
Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

     19.  SUCCESSORS IN INTEREST.  This Agreement shall be binding upon and
          ----------------------
shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. Parent and Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same

                                                                 (Initial     )
                                                                         -----
extent that Parent or Company, as the case may be, would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Agreement, "Parent" shall mean Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and "Company" shall mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement otherwise than by will or the laws of decent and distribution.

     20.  NOTICES.  All notices, requests, demands or other communications by
          -------
the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

     (a)  to Company at:

          Company's last known address
          Attention:  President or Chairman of the Board

     (b)  to the Executive at:

          Executive's last known address
          Attention:  Executive

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

     21.  COUNTERPARTS; TELECOPY.  This Agreement may be executed in
          ----------------------
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

     22.  HEADINGS.  The headings used in this Agreement are for convenience
          --------
only and are not to be considered in construing or interpreting this Agreement.

     23.  DRAFTER PROVISION. The parties agree that they have both had the
          -----------------
opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related

                                                                 (Initial     )
                                                                         -----
to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

     24.  SURVIVABILITY.  The terms of this Agreement survive the termination of
          -------------
Executive's employment with Company for any reason.

     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

EMPLIFI, INC.      :                    EXECUTIVE:



By: __________________________________  _____________________________________
                                        Steven J. Shangold

Date: ________________________________  Date: _______________________________


Witness:  ____________________________  Witness:  ___________________________

Date:  _______________________________  Date:  ______________________________

IGATE CAPITAL CORPORATION, INC.


By:   ______________________________


Date:  _____________________________


Witness:____________________________


Date: ______________________________

                         Schedule A


1.  Position:  Chief Executive Officer
    --------

2.  Compensation:  Executive shall be compensated as follows:
--  ------------

A. For as long as Company is a subsidiary of Parent, Executive will be paid a base salary of $20,833 per month. In addition Executive shall be paid for each fiscal quarter of Company 3% (or such greater or lesser percentage as is determined in accordance with Schedule "A-1" attached) of Usable Net Cash Flow for such quarter. The percentage of Usable Net Cash Flow will be adjusted proportionately as Company's revenues increase or decrease due to Parent's transferring customers and contracts to or from Company as per Schedule "A-1" attached. Usable Net Cash Flow shall be defined as Net Income after Taxes, less increases (or plus decreases) in accounts receivable from the beginning of each quarter, plus increases (or less decreases) in aggregate current liabilities balances from the beginning of each quarter (note accounts payable over 45 days old will be excluded in computing the change for the quarter), less funding of capital expenditures (excluding one time transitional capital expenditures), plus depreciation and amortization charges, and after other reasonable deductions including mutually agreed upon reimbursements of services provided by Parent to Company which are not reflected in the cash flow components detailed above. Usable Cash Flow shall not include any earn out payments to Chen & McGinley Inc. or settlement payments to EDS, or any distributions to Parent.

B.  In the event that (a) all or a portion of the stock of Company is sold by
--
Parent (other than to an Affiliate of Parent as defined in Rule 144 under the Securities Act of 1933, as amended) so that Parent, no longer has more than a 50% interest in Company; (b) that all or substantially all of the assets of the Company are sold by Parent; or (c) there occurs a merger or share exchange following which Parent has less than a 50% interest in the surviving company, then Executive shall receive payments in accordance with the following:

(i). If Parent's interest in Company to be transferred as part of the sale is purchased for a price, whether in stock or cash or a combination of the two, of 50% of the Company's revenue, then Executive will receive from Parent a payment with a value of $3,000,000 (pre-tax). Except as provided in the following sentence, said payment shall be made in the same combination of cash and stock as Parent shall receive for its interest in Company to be transferred as part of the sale to the purchaser. Regardless of the combination of the stock and cash received by Parent for the sale of Company, a minimum of 25% of the amount due will be paid in cash.

(ii). If Parent's interest in Company to be transferred as part of the sale is purchased for a price, whether in stock or cash or a combination of the two, of 100% of the Company's revenue, then Executive will receive $5,000,000 (pre-tax). Except as provided in the following sentence, said payment shall be made in the same combination of cash and stock as Parent shall receive for its interest in Company to be transferred as part of the sale to the purchaser. Regardless of the combination of the stock and cash received by Parent for the sale of Company, a minimum of 25% of the amount due will be paid in cash.

For each 1% of the Company's revenue for which Parent's interest in Company to be transferred as part of the sale is purchased for an amount greater or lesser than the amounts set forth in (i) and (ii) above, the amount received by you shall be increased or decreased by $40,000. The following examples shall serve to clarify the calculations:

If purchase price is 130% of the Company's revenues, then Executive shall be entitled to a payment of $6,200,000 (pre-tax); or If purchase price is 80 % of the Company's revenues, then Executive shall be entitled to a payment of $4,200,000 (pre-tax).

For purposes of Sections 2 (A) and (B), revenue of Company shall be determined by taking the revenue figure from the last complete quarter prior to the date of such purchase and multiplying that number by four (4).

Payment of the amounts due and owing to Executive in connection with the sale of Company shall be made by Parent within thirty (30) days of the Closing Date of the sale of Company with the exception of $1,000,000 (constituting cash and stock in the same proportion as that received by Parent for its interest in Company to be transferred as part of the sale), which amount shall be held for a period of one (1) year in an interest bearing escrow account (except as provided in the next two sentences of this paragraph). In the event that Executive resigns other than for Good Reason (as defined below) prior to the completion of one (1) year from the Closing date of the sale of the Company, Executive shall forfeit the $1,000,000 held in escrow and such amount shall be returned to
Parent.   However, if the business entity which purchases Company does not wish to retain Executive for employment and terminates the Executive at any time during the one (1) year period, or if the Executive resigns during such period for Good Reason (as defined below), then the full amount shall be due and payable within thirty (30) days of the termination of Executive. If the Executive remains employed by the purchaser for one (1) year following the acquisition the full amount in escrow shall be due and payable to the Executive within thirty (30) days of the one-year anniversary of the Closing Date of the acquisition. "Good Reason" shall mean any of the following: (a) a reduction in Executive's base salary or a material reduction of Executive's other compensation, benefits or perquisites; (b) a relocation of Executive's principal place of business to a location which is more than 50 miles from its current location; or (c) the assignment to Executive of any duties inconsistent in any respect with those of a key executive officer of the Company.

To be eligible to receive the payments set forth in this Section 2, executive must be an employee of Company or an Affiliate on the Closing Date of the acquisition, except that executive shall receive such payments if he is an employee within sixty (60) days of the execution of a Letter of Intent with a particular purchaser, and if Executive's employment is terminated by Company without cause (as defined in Section 8(a) of the Employment Agreement) or Executive dies, becomes disabled or resigns with Good Reason prior to the Closing date of a transaction involving such a purchaser.

3.  Stock Options:    All stock options issued to Executive by Parent and not
    -------------
vested by December 31, 2000 shall be forfeited by Executive. For all stock options vested prior to December 31, 2000, Executive shall have until two (2) years from the date of separation from Company or it's successor or the sale of Company or its successor to exercise those vested options. In the event of a termination for "cause" Executive's vested options shall terminate immediately. In the event that Executive receives more than $6,000,000 as provided in Section 2 (B) above, then for each $1,000,000 that Executive receives over and above $5,000,000, Executive shall forfeit 25,000 of his vested options in Parent. Such options to be forfeited shall be at the highest strike price that Executive currently has in the vested options

4. In the event that Itiliti, Inc. is sold prior to Company being sold then Executive shall be entitled to receive 1/2 of 1% of the difference between the gross sale price of Itiliti, Inc. less the sum of the original purchase price of $ 5,000,000 plus the total investment made by Parent into Extranet/Itiliti, Inc. up to the Closing date of sale, . Said payment shall be made within thirty (30) days of the date of the sale in the same combination of cash and stock as Parent shall receive for the sale of Itiliti, Inc. from the acquiring purchaser. In the event that Company is sold prior to Itiliti, Inc. being sold, Executive forfeits his right to receive the 1/2 of 1% of the gain made by Parent on the sale of Itiliti, Inc..


BY: ______________________      BY: ________________________
       Company / Date                  Executive / Date

                                  Schedule A-1



 Contract amounts moved to and from Company  Quarterly payments based on size of
 ------------------------------------------  -----------------------------------
                                             Company
                                             -------

1.     $15,000,000 added to Company.          1.  2.7% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

2.     $10,000,000 added to Company           2.  2.8% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

3.     $10,000,000 subtracted from Company    3.  3.1% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

4.     $20,000,000 subtracted from Company    4.  3.4% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

5.     $30,000,000 subtracted from Company    5.  3.7% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

6.     $40,000,000 subtracted from Company    6.  4% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

7.     $50,000,000 subtracted from Company    7.  4.5% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

8.     $60,000,000 subtracted from Company    8.  5% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

9.     $70,000,000 subtracted from Company    9.  5.6% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

10.    $80,000,000 subtracted from Company   10.  6.4% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

11.    $90,000,000 subtracted from Company   11.  7.4% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

12.    $100,000,000 subtracted from Company  12.  8.9% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

13.    $110,000,000 subtracted from Company  13.  11.2% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

14.    $120,000,000 subtracted from Company  14.  15% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

15.    $130,000,000 subtracted from Company  15.  22.3% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

16.    $140,000,000 subtracted from Company  16.  45% of Usable Net Cash Flow
-----  ------------------------------------  ---  -----------------------------

Notes
-----

*    For any amount between one of these two milestones, the % shall be
-----------------------------------------------------------------------
appropriately pro-rated.
------------------------

**  Assumes current level of Revenue is $150,000,000, Cashflow is $8,350,000 (or
--------------------------------------------------------------------------------
5.6% of Revenue) and Bonus percentage of 3%.
--------------------------------------------

***  If more then $15,000 is added to the Company the same 2.7% shall apply.
----------------------------------------------------------------------------


BY: ______________________      BY: ________________________
       Company / Date                  Executive / Date

                                  Schedule B

               CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY
                              PROTECTION AGREEMENT

     This Agreement is made and entered into to be effective as of the date set forth below, by and between iGATE Capital Corporation, a Pennsylvania corporation, (hereinafter called "the Company") and the undersigned employee Steven J. Shangold, (hereinafter called "Employee").

                                  WITNESSETH:

     WHEREAS, Employee has been or will be employed by the Company in a capacity such that, in the performance of Employee's duties, Employee may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company's business (or that of its joint ventures, affiliated companies or its clients) and Employee may develop copyrightable works, inventions or improvements relating to the Company's products and business (or that of its affiliated companies or joint ventures); and

     WHEREAS, it is the understanding between the Company and Employee that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

     NOW, THEREFORE, in consideration of the Company's agreement to employ Employee and the fees paid to Employee by the Company during Employee's employment by the Company, Employee agrees as follows:

     1. Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Employee's employment by the Company shall be deemed to have been to be works prepared by Employee within the scope of Employee's employment by the Company and, as such, shall be deemed to be "works made for hire" under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a "work made for hire," this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of the Company's facilities or other than during Employee's working hours with the Company shall not diminish the Company's rights with respect to such works which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

     2. Employee shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Employee, solely or with others, during Employee's employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Employee may do for or on behalf of the Company or relates in any way to the Company's products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Employee outside of the Company's facilities or other than during Employee's working hours with the Company shall not diminish the Company's rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

     3. The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee's employment by the Company if such invention has not arisen out of or by reason of Employee's work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

     4. At the request of the Company, either during or after termination of Employee's employment by the Company, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Employee shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

     5. Employee shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Employee, which Employee may acquire or develop or which Employee may observe in the course of Employee's employment by the Company and which at the time of disclosure is not previously known by Employee and not known or used by others in the trade generally, and Employee shall not disclose, publish or otherwise use, either during or after termination of Employee's employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, "Confidential Information" means the whole or any portion or phase of any data or information relating to the Company's services, products, processes or techniques relating to its business or that of any of the Company's clients, whether or not copyrighted, patented or patentable. As used in this Agreement, "Trade Secret" means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a "Trade Secret" pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by Pennsylvania).

     6. Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company's business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Employee agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

     7. Employee shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Employee (solely or jointly with others) during the term of employment ("Records"). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Employee shall not remove such Records from the Company's place of business except as expressly permitted by the Company.

     8. This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Employee with the Company. The Company may utilize any portion of Employee's Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

     9. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court geographically located in Allegheny County, Pennsylvania. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Allegheny County, Pennsylvania.

     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

                                     EMPLOYEE:

                                     -------------------------------------------
                                     Signature

                                     Date:
                                          --------------------------------------

                                  SCHEDULE C

                              SEPARATION PAYMENTS



The following is a schedule which details the payments that will be made to Executive in the event that his employment is separated from Company under circumstances entitling him to separation payments as set forth in Section 8 of his Employment Agreement:


Period                  Payment if Terminated   Payment if Executive Resigns,
                                                  Dies or Becomes Disabled
    8/10/00-3/31/01                $1,000,000                     $        0

    4/01/01-9/30/01                $1,500,000                     $  500,000

    10/01/01-3/31/02               $2,000,000                     $1,000,000

    4/01/02-9/30/02                $2,333,333                     $1,250,000

    10/01/02-3/31/03               $2,666,666                     $1,500,000

    4/01/03-9/30/03                $3,000,000                     $1,666,666

    10/01/03-3/31/04               $3,333,333                     $1,833,333

    4/01/04-9/30/04                $3,666,666                     $2,000,000

    10/01/04+                      $4,000,000                     $4,000,000

These payments will be paid over eight (8) consecutive quarters with the first payment due within thirty (30) days after the termination or resignation. In the event that Parent is sold for cash, then all remaining payments will be accelerated and payable within sixty (60) days of the closing date of the sale of Parent.



BY: ______________________      BY: ________________________
        Company / Date                  Executive / Date

                                  SCHEDULE D

                                GENERAL RELEASE


1. I, XXX, for and in consideration of XXX, to be provided to me by iGate Capital Holdings Inc. (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any after, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, my termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. (S)621 et seq., Americans with Disabilities Act ("ADA"), 42 U.S.C. (S)2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)2000 et seq., Pennsylvania Wage Payment and Collection laws, Pennsylvania Human Relations Act, Older Workers' Benefit Protection Act, Family and medical Leave Act, any contract between the Company and me and my common law claims now or hereafter recognized and all claims for counsel fees and costs.

2. Subject to the limitations of Section 1 above, I expressly waive all rights afforded by any statute which expressly limits the effects of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I further agree and covenant that neither I, nor any person, organization or other entity on my behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company (including any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, the termination of my employment relationship with the Company, except as may be necessary to enforce the obligations of the Company to me in accordance with the express terms of the agreement or under any other plans or programs of the Company in which I participated and under which I have accrued a benefit involving any matter occurring from the beginning of my employment with the Company to the date of these presents, or involving my continuing effects of any actions or practices which may have arisen or occurred from the beginning of my employment with the Company to the date of these presents, including any charge of discrimination under Title VII of Civil Rights Act of 1964, or ADEA. In addition, I also agree and covenant that should I, or any other person, organization or entity on my behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action prohibited by the proceeding sentence for personal equitable, monetary or other similar relief, despite my agreement not to do so hereunder, or should I otherwise fail to abide by any of the terms of this General Release, and any claim is made against the Company that might result in liability of the Company to Executive, except to the extent not covered by this General Release as slated above, then I will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

4. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on XXX and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future.

5. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed an admission of any violation of any federal, state or local stature or regulation, or of any duty owed by the Company and that the Agreement and this General Release are made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Employment Agreement.

6. I hereby certify that I have read the terms of the General Release, that I have been advised by the Company to discuss it with my attorney, and that I have done so, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives or attorneys has made any representations to me concerning the terms of effects of this General Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider the General Release for a period of 21 (twenty one) days prior to execution. I also understand that I have the right to revoke this General Releases for a period of 7 (seven) days following execution by giving the written notice to the Company at 1004 McKee Road, Oakdale, PA 15071, Attention Bruce Haney, CFO iGate Capital Holdings.

8. I hereby further acknowledge that the terms of Sections 2 and 3 of the Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to legally bound hereby, I execute the foregoing General Release the ____day of _________.



_____________________________     ________________________________
Witness